Exhibit 2.1

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

SHARE PURCHASE AGREEMENT

for the sale and purchase of 100% of

the issued and outstanding shares

in

MTEX NEW SOLUTION S.A.

Between

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA.

as Purchaser

and ASTRONOVA , INC.

as First Guarantor

- AND -

EFFORT PREMIER SOLUTIONS LDA

as Seller

- AND -

ELÓI SERAFIM ALVES FERREIRA

as Second Guarantor

EXECUTED ON

MAY 4th 2024

Execution Version

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on May 4th 2024,

BETWEEN:

(1)

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA., a private limited company, incorporated under the laws of Portugal with its corporate seat in Avenida Miguel Bombarda, nº 4, 1º, 1000 – 208 Lisbon, registered with the Commercial Registry Office under the sole registration and taxpayer number 518 151 719 and with the share capital of EUR 1.000,00, hereby represented by Mr. David S. Smith, in his capacity of Director (the “Purchaser” or “ANI PT”)

(2)

ASTRONOVA, INC., a public listed company incorporated under the laws of the United States of America, State of Rhode Island, with registered office in 600 East Greenwich Avenue, West Warwick RI 02893, USA, and with Portuguese national identification number 980 825 415, hereby represented by Mr. David S. Smith, under the capacity of attorney (the “First Guarantor” or “ANI”)

(3)

EFFORT PREMIER SOLUTIONS LDA., a private limited company incorporated under the laws of Portugal, registered with the Commercial Registry Office under the sole registration and taxpayer number 503 910 996, with head office in Avenida Júlio Graça, n.º 633, 1.º 4480-672 Vila do Conde, with the share capital of EUR 20.000,00 (the “Seller”), hereby represented by Mr. Elói Serafim Alves Ferreira, under the capacity of Director;

(4)

ELÓI SERAFIM ALVES FERREIRA, married, resident in [***], holder of the Citizen Card number [***], issued by the Portuguese Republic and valid until [***] and taxpayer number [***] (the “Second Guarantor”).

The Purchaser, the Seller and the Guarantor are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)

MTEX NEW SOLUTION, S.A., a joint stock company with limited liability, incorporated under the laws of Portugal with its corporate seat in Rua dos 3 Caminhos, 161/175, Meães, 4760—482 Esmeriz, Portugal, registered with the Commercial Registry Office under the sole registration and tax payer number 510 151 957 and with the share capital of EUR 736.850,00, (the “Company”), carries on the Business (as such term is hereinafter defined);

(B)

The Seller has full title, free and clear of any lien or encumbrance or any other third-party rights, over 100% of the nominative shares in the Company, being 147370 shares with a nominal value of EUR 5,00 each, constituting the entire issued and outstanding share capital of the Company (the “Company Shares”);

(C)

The Seller holds credits over the Company as shareholders’ loans (suprimentos) in the global amount of EUR 136.625,00 and as ancillary capital contributions (prestações acessórias de capital) the global amount of EUR 7.301.367,00, both with no interest outstanding (juros vencidos) (hereinafter, the “Credits”);

(D)	ANI holds a 100% stake in ANI PT;

(E)	The Second Guarantor holds a dominant stake in the Seller as well as a position in its management body;

(F)

The Purchaser wishes to acquire full clear title to the Company Shares and the Credits and, consequently, to gain control over the activities of the Company and the Seller is willing to transfer such Company Shares and Credits to the Purchaser in such conditions;

(G)

The Parties state expressly that the purchase of the Company Shares is accomplished, and the Purchase Price has been established in view of the value of the Company, its current amount of Debt and other essential elements of the transaction. Specifically, it would not have been possible to reach an agreement for the purchase of the Company Shares if the Seller had not (a) made the Representations and Warranties subject to the terms and conditions provided in this Agreement, (b) assumed certain obligations under the Agreement, and (c) executed the no competition undertaking;

(H)

In addition to the foregoing, the Parties acknowledge that it is has been a true condition of this transaction the good faith conviction passed on by the Seller to ANI PT that all Key Employees (as defined below) will remain in their respective offices for a long lasting period after the acquisition of the shares of the Company by ANI PT and that such acquisition does not create, by itself, any disruption in both their commitment with the achievement of the Company’s strategic objectives and their motivation to improve the Company’s economical activities;

(I)	Each Party has obtained all necessary approvals and consents in respect of the entering into this Agreement and the transactions thereunder.

In view of the above, the Seller wishes to sell and the Purchaser wishes to purchase the Company Shares upon and subject to the terms and conditions of this share purchase agreement (the “Agreement”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1

This Agreement shall be interpreted in accordance with the special provisions set forth in this clause and in this Agreement and, for any matters which are not expressly contemplated herein, the general interpretation provisions set forth in the Portuguese Civil Code shall apply.

1.2	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1.2 apply throughout this Agreement unless a different intention clearly appears.

1.3

Where any representation or warranty contained in this Agreement is qualified by reference to the “Knowledge of the Seller” or to any similar expression, it will be deemed to refer to the knowledge of the directors of the Seller and of the Company and/or the knowledge that such persons should have if acting diligently, namely the Second Guarantor, Mr. Jorge Costa and Mr. Filipe Vieira, after due and careful enquiry.

1.4

The headings used in this Agreement do not affect its interpretation. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to sections of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and include any agreement supplemental hereto.

1.5

In this Agreement, the singular shall include the plural and vice versa and references to words importing one gender will include both genders. The word “including”, is to be construed to refer to all other terms or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter, whether or not non-limiting language (such as “without limitation” or “but not limited to”) is used with reference thereto.

1.6

Unless otherwise expressly provided herein, any agreement, plan, instrument, law, legal provision or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, plan, instrument, law, legal provision or statute as may be from time to time amended, modified or supplemented.

1.7	Words appearing in Portuguese in italics shall have its accepted meanings under Portuguese law.

1.8	The following Schedules and Exhibits are annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 2.5.(a)	–	Litigation Proceedings

Schedule 3.2.	–	Closing Deliverables

Schedule 4.1 (d)	–	Post-Closing Deliverables

Schedule 6.1.	–	Seller’s Warranties

Schedule 6.10	–	Purchaser’s Warranties

Schedule 10.1	–	Tax

Schedule 1.2.	–	Interpretation

Exhibit 1	–	Transitional Management Agreement

Exhibit 2	–	Promissory Lease Agreement Pavilion 17

Exhibit 3	–	Draft of Amendment of Employment Agreement

Exhibit 4	–	Draft of Termination of Employment Agreement of Sandra Costa

Exhibit 5	–	2023 Year-end Financial Statements

Exhibit 6	–	List of Debt

Exhibit 7	–	Company’s Bank Accounts

Exhibit 8	–	List of Assets Seized and Pledged

Exhibit 9	–	Account Receivables

Exhibit 10	–	List of Lease Agreements

Exhibit 11	–	Incentives and Benefits granted to the Company

Exhibit 12	–	List of Employees

Exhibit 13	–	R&D Agreement

2.	PURPOSE: PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions set out in this Agreement, the Purchaser hereby purchases and the Seller hereby sells the Company Shares and the Credits, with full title, free and clear from any Encumbrances with all rights and privileges now or hereinafter attached or pertaining thereto, acquiring therefore, subject to the mentioned terms and provisions, the Business.

2.2	Purchase Price Principles

Subject to any adjustment pursuant to the terms of Section 7.2, the purchase price for the Company Shares and Credits (the “Purchase Price”) corresponds to the sum of the following components:

(a)	Purchase Price Fixed Amount:

The amount of EUR 18.000.000,00 corresponds to:

(i)	EUR 10.517.682,77 regarding the sale of the Company Shares; plus

(ii)	EUR 7.482.317,23 regarding the sale of the Credits.

(b)	Earn-Out Payment:

A variable/contingent amount calculated in an earn-out basis, up to EUR 4.000.000,00, pursuant to the mechanism set forth in Section 2.5 below.

§ For the sake of clarity, any payment due under the Earnout Payment concept will be considered an increase of the Purchase Price referred to in 2.2 (a)(i) above.

2.3	The Purchase Price shall be paid as follows:

(a)	an amount of EUR 17.268.344,70 (the “Closing Payment”) will be paid by the Purchaser to the Seller on the Closing Date by wire transfer to the Seller’s bank account with [***];

(b)

an amount of EUR 731.655,30 (the “Holdback Amount”) will be retained by the Purchaser and, subject to provisions of Section 2.4 and 2.6, will be paid by the Purchaser to the Seller on the Holdback Release Dates by wire transfer and in accordance with the written instructions provided by the Seller to the Purchaser; and

(c)	the Earn-out Payments (as hereinafter defined in Section 2.5), if any, which may become payable in accordance with the terms of Sections 2.5, and subject to provisions of Section 2.7.

Without prejudice to any adjustment that may be made to the Purchase Price under the terms of this Agreement, the Purchase Price is considered specified and determined.

§ In case the funds described in 2.3 (a) are not received in the Seller’s Account until May 10th, 2024, for a reason not attributable to the Seller, this Agreement shall be deemed null and void and the Parties undertake to carry out all actions necessary to revert any contractual and legal effects resulting from this Agreement.

2.4	Earn-out Payments

(a)

The mechanism set forth in this Section 2.5 rests upon the assumption and expectation that the Company will, during the financial years 2024, 2025 and 2026, grow product revenue demonstrating substantial progress toward the revenue objectives in the plans and forecasts agreed by the Parties.

(b)

As additional consideration for the transfer of the Company Shares, free from any Encumbrances, pursuant to this Agreement, Purchaser shall pay the Seller the following amounts, subject to the conditions described below:

(i)

First Earn-Out: an amount of EUR 1.000.000,00 will be paid on a pro-rata basis if the Company’s Annual Product Revenue increases by EUR [***], from a base measurement (“Base”) of EUR [***] to a target measurement (“Target”) of EUR [***], measured for the full fiscal year of 2024.

(ii)

Second Earn-Out: an amount of EUR 1.500.000,00 will be paid on a pro-rata basis if the Company’s Annual Product Revenue increases by EUR [***], from a base measurement of EUR [***] to a target measurement of EUR [***], measured for the full fiscal year of 2025.

(iii)

Third Earn-Out: an amount of EUR 1.500.000,00 will be paid on a pro-rata basis if the Company’s Annual Product Revenue increases by EUR [***], from a base measurement of EUR [***] to a target measurement of EUR [***], measured for the full fiscal year of 2026.

§ exemplificative note, for interpretation purposes:

If the Company’s audited statutory financials for fiscal year 2024 evidences an Annual Product Revenue of EUR [***] or more, the First Earn-Out is due. If such Annual Product Revenue is at or below the Base amount, the First Earn-Out is not due. If Annual Product Revenue for fiscal year 2024 is between the Base and Target Annual Product Revenue amounts, the amount of the First Earn-Out shall be proportionate, calculated on a percentage basis, with the increase in turnover between Base and Target turnover amounts.

For the following two fiscal years of 2025 and 2026, the same mechanism shall apply.

(c)

The First Earn-Out will be paid in cash by the Purchaser to the Seller no later than 90 days after the filing of the audited accounts regarding the fiscal year of 2024, the Second Earn-Out will be paid in cash by the Purchaser to the Seller no later than 90 days after the filing of the audited accounts regarding the fiscal year of 2025 and the Third Earn-Out will be paid in cash by the Purchaser to the Seller no later than 90 days after the filing of the audited accounts regarding the fiscal year of 2026.

(d)	The payment of a respective Earn-out Payment by the Purchaser will be subject to the Purchaser’s right to withhold and set-off in accordance with the provisions of Section 2.7.

(e)

The Purchaser shall use good faith business judgment relating to the continued development, marketing, servicing and contracting with respect to the products and services provided by the Company to its clients.

(f)	The Purchaser makes no representation or warranty whatsoever that any of the Earn-out Payments will actually be achieved.

(g)

For the sake of clarity, the Earn-out Payments set forth above may correspond to the maximum amount or only to a portion of such amount, depending on the pro-rata calculations described in letter (b) above.

2.5	Holdback Amount

(a)

According with the information disclosed by the Seller, the Company is a party in the legal proceedings described in Schedule 2.5.(a), which may cause the Company to disburse up to the global amount of EUR 731.655,30 which includes legal costs and legal interests at the statutory commercial rate calculated up to this Closing Date (juros de mora comerciais) (“Holdback Amount”).

(b)

The Parties agree that ANI PT will retain from the Purchase Price the Holdback Amount, which shall be released and paid to the Seller within 10 working days after the date where the relevant final judicial decisions become not subject to appeal (data do trânsito em julgado da decisão) regarding the respective legal proceedings, in case the Company is judicially acquitted from the contingency(ies) in question (“Holdback Release Dates”). For the sake of clarity, the Holdback Amount will be partially released in a pari passu basis with the acquittance on the several legal proceedings, totally or partially, depending on whether the judicial decision not subject to appeal (decisão transitada em julgado) represents a total or partial acquittance.

(c)

The Seller shall be liable for indemnify ANI PT for the difference between all and any amounts the Company is convicted to pay to the respective opponents in the legal proceedings referred to above, as well as for all related court and legal representation costs, and the Holdback Amount.

(d)

ANI PT undertakes to pay the Seller any net amounts that the Company is entitled to receive from the respective opponents in any legal proceedings as a result of the awarding of a judicial decision not subject to appeal (decisão transitada em julgado). For the avoidance of doubt, any payments made under this Section 2.5 (d) shall be considered, for all purposes, as an adjustment to the Purchase Price.

(e)

Seller shall be responsible for any costs incurred by the Company regarding its legal representation in the aforementioned legal proceedings, being entitled to select the legal counselling that the Company shall engage for that purpose, keeping ANI PT duly informed of any relevant actions taken in regard to developments of the proceedings.

(f)

The Parties agree that the Holdback Amount can be released prior to the Holdback Release Dates in case the Seller successfully delivers to the Purchaser, as a replacement, an irrevocable and unconditional bank guarantee on first demand, without fixed term, issued by Banco BPI, S.A., covering the payment of the Holdback Amount exactly in the terms set forth above. The Parties commit to, within 10 Business Days after Closing Date, to agree on the wording of the aforementioned bank guarantee and to submit it to said bank for approval and final issuance.

2.6	Holdback Amount Implications

The Purchaser has the right but not the obligation, subject to the terms and conditions of this Section 2.6, to withhold from the Holdback Amount and/or the respective Earn Out Payment, if any, an amount equal to the amount of any asserted yet unresolved Claims in connection with or resulting from this Agreement and to set off such withheld amount against amounts for which the Purchaser has not been fully paid or compensated in respect of such Claims and for which Claims the Purchaser is otherwise entitled to be indemnified by the Seller under this Agreement (the “Claimed Set-off”). To exercise its right of set-off, the Purchaser will give the Seller notice of any Claimed Set-off (a “Set-off Notice”), which notice will include reasonable detail as to the basis for and the amount of the Claimed Set-off. The Seller will have 10 Business Days from the date of receipt of the Set-off Notice to object in writing to the Claimed Set-off (a “Set-off Dispute Notice”). The amount or amounts that are subject to the Set-off Dispute Notice will be dealt with in accordance with the final resolution of the relevant dispute or disputes. If the Seller fails to provide to the Purchaser a Set-off Dispute Notice within 10 Business Days of receipt of the Set-off Notice, the Purchaser shall be entitled to withhold and/or set-off the Claimed Set-off without further notice or obligation to the Seller.

3.	CLOSING

3.1

On the date hereof (“Closing Date”), the Company Shares and Credits shall be transferred free from any and all Encumbrances and together with all rights attached to them from the Seller to the Purchaser including but not limited to the right to receive any dividends which might be allocated to the Company Shares after the Closing Date.

3.2	Each Party hereby carry out the list of actions respectively identified in Schedule 3.2.

3.3

The transfer of the Company Shares is hereby conducted, by means of the transfer (endosso) and delivery of the Company Shares to the Purchaser and the performance of all other actions and compliance with all other obligations set out in this Section 3 and Schedule 3.2, which shall take place simultaneously (ato único).

4.	POST CLOSING

4.1	Following Closing and where so required,

(a)

the Seller shall take all such steps as may be reasonably required to provide the Purchaser the full benefit of the Company and the Business respectively and in order to be able to let the Company conduct the Business as being conducted by the Seller prior to Closing.

(b)

Parties shall take all reasonable actions necessary and execute any agreements as may be required, to transfer against nil consideration, those agreements and/or rights belonging to the Business but that were not properly transferred by the Seller to the Company on or prior to Closing.

(c)

In the event the Seller (inadvertently) receives monies intended for the Company in respect of the Business, the Seller will remit such funds to Company or the Purchaser (at the Purchaser’s election) forthwith upon receipt thereof.

(d)	The Seller undertakes to carry out all the actions and agreements listed in Schedule 4.1 (d) within the ten Business Days after the Closing.

4.2

The Seller shall ensure that (i) any contracts related to the Business that may have been previously entered into by the Seller will be transferred and/or assigned to the Company and (ii) any and all amounts received under such contract(s) will be promptly transferred to the Company. If and to the extent a counterparty under any such contract has any objections against the transfer/assignment of its contract to the Company, to the extent permitted under such contract, the Seller shall ensure that it assigns its rights under such contract to the Company in consideration of the Company acting as subcontractor under such contract and performing all the obligations under such contract.

4.3	The Seller shall:

(a)

make available, or cause to be made available, to the Purchaser and/or the Company, all information, records or documents which may be reasonably requested by the Purchaser or the Company to fulfil their respective reporting or filing requirements (including in relation to Tax matters); and

(b)	preserve, or cause to be preserved, any information, records or documents pertinent or related to the Company that are in their possession or under their control;

until the expiration of all limitation periods under applicable Law.

4.4

The Parties shall, within 30 days after the Closing Date, to carry out a Board of Directors meeting to appoint the Second Guarantor as Delegated Director of the Company (administrador-delegado) under the specific title of Chief Executive Officer (CEO).

5.	DUE DILIGENCE

5.1	The Purchaser acknowledges and agrees that:

(a)	it has performed an investigation with respect to the Business and the Company, consisting of a review of the Disclosed Information (the “Due Diligence Review”); and

(b)	in connection with the Due Diligence Review, it has raised with the Seller, and/or their advisors’ questions in connection with the Disclosed Information and it has received certain responses thereto.

6.	WARRANTIES

6.1	The Seller represents and warrants to the Purchaser that on the date of this Agreement, each of the statements set out in Schedule 6.1 is true, accurate and not misleading at Closing Date.

6.2

Each of the Warranties set out in Schedule 6.1 is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by: (a) reference to any other Warranty; or (b) by any other provision of this Agreement.

It being understood however that the Disclosed Information will not in any way limit the Purchaser’s rights to claim for a breach of the Warranties in paragraphs (a) (Organization), (b) (Capitalization) (c) (Authority), (d) (Solvency), (e) (Binding Agreement), (f) (No Conflict), (g) (Title), (h) (Subsidiaries), (h) (No Options or Other Agreements), (o) (Intellectual Property), (p) (Infringement of Intellectual Property) and (q) (Know How) of Schedule 6.1, to which no disclosure, limitation or qualification or any duty for the Purchaser to investigate shall apply.

6.3

Notwithstanding Section 6.2, no investigations made by or on behalf of the Purchaser at any time, nor any knowledge of the Purchaser or any knowledge attributable to the Purchaser, nor any disclosure of information provided to the Purchaser (except as set out in this Agreement and the Schedules hereto), will have the effect of waiving, qualifying or diminishing the scope or otherwise affecting any representation or warranty made by, or indemnification obligation of, the Seller.

6.4

The Parties expressly acknowledge and agree that the Warranties have an objective nature (natureza objetiva) and if any Warranties are breached or prove to be untrue, incomplete, inaccurate or misleading for any reason whatsoever as of this date of this Agreement or any other date in which they are granted, this circumstance shall be considered a Breach of this Agreement and shall give rise to the Seller’s liability under this Agreement without any need of willful misconduct, gross negligence or negligence on the part of the Seller (or the Seller’ directors, employees, representatives or services providers) being required for these purposes.

6.5

The Seller acknowledges that the Warranties are material and the accuracy of the Warranties is essential to the Purchaser’s decision to enter into, and pay the Purchase Price set out in, this Agreement. The Warranties constitute an express allocation of risk between the Purchaser and the Seller. Any Warranty being untrue, inaccurate or misleading shall be for the account and risk of the Seller.

6.6

The Seller agrees with the Purchaser that it shall not bring any claim in connection with the giving of the Warranties against the Company or any Employee, managing director or supervisory director of the Company in the event of a Warranty Claim, except in the event of fraud or criminal behaviour.

6.7

The liability of the Seller in connection with the Warranties shall be subject to the limitations contained in Sections 6.8, 6.9, and 8 and any Warranty Claim shall be subject to the provisions of that Section.

6.8

The Purchaser shall notify the Seller in writing of a breach of Warranty within due time which, in light of this Agreement, the parties agree to be 120 days after the Purchaser has actually become aware of such breach (for the avoidance of doubt, the Company awareness of the existence of a given breach shall not be automatically understood as the Seller’s awareness of such existence, which shall be, for all purposes, autonomous from the later). The Seller acknowledges that the Purchaser is under no obligation to conduct an investigation after Closing to establish whether there is a breach of Warranty. The notice must set out in reasonable detail the events or facts giving rise to the breach of Warranty and, to the extent possible, indicate the estimated amount of damages involved.

6.9

The failure of the Purchaser to give notice within the time limits referred to in Section 6.8 shall have no consequence on the ability of the Purchaser to make a Warranty Claim based on a Breach. It may reduce the liability of the Seller only to the extent that such delay (i) causes irreparable damage to the Seller and (ii) adversely affected the Seller’ defense, and in such event only in proportion to the amount of the actual prejudice thus established.

6.10	The Purchaser represents and warrants to the Seller that, on the date of this Agreement each of the statements set out in Schedule 6.10 is true and accurate and not misleading.

6.11

The Seller will not be responsible for any risk or contingency regarding the Company for facts that have occurred after the Closing Date and that do not result in any way from any action or omission attributable to the Company or to the Seller.

7.	BREACHES

7.1

Subject to the limitations, terms and conditions set forth in Section 8, in the event of a Breach, the Seller shall pay to the Purchaser, or to any other person designated by the Purchaser, at the Purchaser’s election (i) the amount necessary to place the Purchaser and/or the Company in the position in which it would have been if the relevant Breach had not occurred or (ii) the actual amount of Damages suffered or incurred by the Purchaser and/or the Company in respect of such Breach.

7.2	Any amount payable by the Seller to the Purchaser, or to any other person designated by the Purchaser, pursuant to this Section 7 shall:

(a)

be increased with any costs and expenses, including any amounts for or on account of Tax, incurred by any member of the Purchaser’s Group in connection with the enforcement of the Purchaser’s rights deriving from a Breach or to prevent, limit or assess any damages resulting from such Breach, including any legal and other advisors’ fees, disbursements and costs of litigation; and

(b)	be increased with interest equal to statutory interest in force in Portugal on the amount of each Warranty Claim from the Closing Date until the date of payment; and

(c)	be deemed to be a reduction of the Purchase Price.

7.3

Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this Agreement any sum due to it under this Agreement (including in respect of any Breach).

7.4

The payment of any sum due by the Seller in respect of a Breach will be made within five Business Days following (i) the acceptance of the Warranty Claim by the Seller or (ii), in the event of a disagreement between the Seller and the Purchaser, the date of an immediately enforceable decision rendered in accordance with Section 17 in respect of such disagreement, or (iii), in case of Third Party Claim, within five Business Days following receipt by the Seller of a notice sent by the Purchaser evidencing that the amount of the Third Party Claim is due and payable as a result of an immediately enforceable decision or as a result of the execution of a settlement agreement or any other decision to pay, compromise or otherwise terminate a Third-Party Claim.

7.5	The Second Guarantor is jointly and severally liable for the fulfilment of the Seller’s obligations under this Agreement.

8.	WARRANTY LIMITS

8.1

The maximum aggregate liability of the Seller in respect of any and all Warranty Claims shall not exceed the Purchase Price, except in case of wilful misconduct (dolo) or gross negligence (negligência grave).

8.2

Except for the Warranties in paragraphs (a) (Organization), (b) (Capitalization) (c) Authority), (d) (Solvency), (e) (Binding Agreement), (f) (No Conflict), (g) (Title), (h) (Subsidiaries), (h) (No Options or Other Agreements) of Schedule 6.1 and for the Litigation Proceedings listed on Schedule 2.5(a), for which Seller’s liability shall not be limited in time, the Seller shall cease to be liable in respect of any Warranty Claims:

(a)

for the Warranties that causes or could cause Purchaser and/or the Company to incur in liability vis à vis Governmental Authorities or the public administration (administração pública em sentido lato, organismos públicos ou semi-públicos) which have a legal statutory limitation period (prazo de prescrição legal) including those Warranties regarding tax, labour, social security, data protection and personal data files, on the date being six months after the expiry of the statutory periods allowed for by Law for the assessment of the liability of the Company or the Purchaser in respect of those Warranties of Schedule 6.1;

(b)

for the Warranties in paragraphs (o) (Intellectual Property), (p) (Infringement of Intellectual Property) and (q) (Know How) of Schedule 6.1, on the date which is eight (8) years after this Closing Date; and

(c)	all other Warranties in Schedule 6.1, on the date which is six (6) years after this Closing Date.

8.3

Where a Warranty Claim was properly made within the time limits set out in Section 8.2 and such Claim is not yet settled when said time limit is reached, said time limit shall be extended, in respect of said Warranty Claim, until such date when the Warranty Claim is finally settled and, where applicable, fully indemnified or abandoned in writing. A Warranty Claim in respect of a contingent liability made within the time limits set out in Section 8.2 shall be timely made, even if such liability does not become actual until after the expiry of the relevant period.

8.4

Each Party will give reasonably prompt notice to the other Party of the assertion or commencement of any third-party Claim that may lead to a Warranty Claim (“Third Party Claim”). The Purchaser will exclusively assume the defense and settlement of any Third Party Claim provided, however, that the Purchaser will not settle or compromise any such Third-Party Claim without the Seller’s prior written consent thereto (which shall not be unreasonably withheld or delayed), unless the terms of such settlement or compromise are solely for monetary damages and discharge and release the Seller from any and all liabilities and obligations thereunder. The Seller shall cooperate with the Purchaser to defend any Third-Party Claim and upon request of the Purchaser provide the Purchaser with all necessary information and assistance without delay.

8.5

The limitations of the Seller’s liability as set out in this Section 8 and any qualifications stated in the Warranties as to the “awareness” or the “knowledge” of the Seller or any similar statement shall not apply to any Claim in case of fraud gross negligence or wilful misconduct of the Seller, the Company or any of the Key Employees, prior to the Closing Date in respect of a Warranty Claim.

9.	SPECIFIC INDEMNITY

9.1

The Seller shall fully indemnify and hold harmless the Purchaser and/or the Company, on a Euro for Euro basis, from any and all, costs, (tax) liabilities and/or Damages, that the Purchaser and/or the Company may at any time, directly or indirectly, suffer or incur, become subject to or owe as a result of or in connection with:

(a)

the termination, rescission and/or annulment of any customer agreements by a customer of the Company on the basis of any applicable ‘change of control’ clause(s) included in those agreements, whereby it is agreed that the amount of Damages as a result of the termination, rescission and/or annulment of any such customer agreements shall be limited to the total (remaining) contract value of such respective customer contract;

(b)

any missing and/or unsigned (annexes to) Business Contracts resulting in the Company being confronted with any liabilities the Purchaser was not aware of on the basis of its review of the Disclosed Information and/or such Business Contracts being contested or challenged by the relevant counterparty(ies) of the Company under such Business Contracts, resulting from facts occurred prior to Closing Date;

(c)

except for the amounts listed in Exhibit 6, any claims regarding labor, social security and/or tax matters as a result of the Seller and/or Company’s failure to comply with their respective obligations of labor nature (including but not limited to salary obligations, travel allowances and costs with travels carried out by own vehicle, education vouchers, claims from freelancers, fixed-term employees and autonomous as ordinary or permanent employees, employee professional training, compliance with the Collective Bargaining Agreement, if applicable, and CESP (union), employee overtime recording, vacation days, internal regulation for the prevention of harassment in the workplace) in the social security area and the (re)payment of any Tax in connection with any such obligations, resulting from facts occurred prior to Closing Date;

(d)

any claims from customers of the Company or the Business, the Portuguese Data Protection Authority and/or other third parties as a result of the Seller and/or Company’s failure to comply with their respective obligations in connection with data protection set out in the General Data Protection Regulation (“GDPR”), including but not limited to the processing of personal data of its customers and/or not having in place the appropriate (sub)processor agreements, resulting from facts occurred prior to Closing Date;

(e)	any Breach or updating for any reason whatsoever, of the Warranties set out in of Schedule 6.1, resulting from facts occurred prior to Closing Date;

or – at the Purchaser’s election – pay the amount necessary to place the Purchaser or the Company in the position in which each of them would have been if the relevant matter had not existed or arisen.

9.2

For the avoidance of doubt, the liability of the Seller under this Section 9 shall not be limited or qualified in any respect by Section 8, by any other Section of this Agreement, by the effects of the Disclosed Information (even Fairly Disclosed) or by any other exception or qualification contained in the Warranties, Schedules or Appendixes.

9.3	The Second Guarantor is jointly and severally liable for the fulfilment of the Seller’s obligations under this Agreement.

10.	TAX

10.1	The provisions of Schedule 10.1 shall apply with respect to Tax.

10.2	For the avoidance of doubt, the liability of the Seller under this Section 10 shall not be limited or qualified in any respect by Section 8 or by any other Section of this Agreement.

10.3	The Second Guarantor is jointly and severally liable for the fulfilment of the Seller’s obligations under this Agreement.

11.	NON-COMPETITION; NON-DISCLOSURE; NON-SOLICITATION

11.1

In consideration of the completion of the transactions contemplated in this Agreement, the Seller and the Second Guarantor that sign this Agreement for the purpose of this Section 11, agree that it/he will not, directly or indirectly, or through any Person, or otherwise and in any capacity including as officer, director, partner, shareholder, employee, agent, consultant, advisor, developer for a period of five years following the date where the Seller and/or Second Guarantor leave their management position in the Company, in Portugal or anywhere else where the Company or the Business sells its products or services on this Closing Date:

(a)

own, manage, operate, join, control, finance or participate in the ownership (exclusive of holding 1% or less of the shares of a publicly traded company with which the Seller is otherwise not associated), management, operation, control or financing of any business or enterprise that develops or markets Competitive Products or Services; or

(b)	develop, sell, license, offer or provide Competitive Products or Services.

11.2

In consideration of the completion of the transactions contemplated in this Agreement, the Seller and the Second Guarantor agree that it/he will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise (i) any confidential information of the Company or the Purchaser, and (ii) the contents of the (negotiations of this) Agreement, to any other Person and this obligation of non-disclosure will survive indefinitely.

11.3

In consideration of the completion of the transactions contemplated in this Agreement, the Seller and the Second Guarantor agree that for a period of five years after this Closing Date it/he will not solicit for employment, or attempt to retain as an independent contractor any Person other than the Company, any Employee, or independent contractor of the Company engaged by the Company on this Closing Date.

11.4

In consideration of the completion of the transactions contemplated in this Agreement, the Seller and the Second Guarantor agree that for a period of five years after this Closing Date it/he will not solicit, approach or sell to any Person that is a customer of the Company on the Closing Date any Competitive Products or Services.

11.5

In the event of a breach of any of the duties or obligations of the Seller and of the Second Guarantor, under this Section 11, each such party shall pay to the Purchaser, the sum of EUR 2.000.000,00 for each such breach and, in addition, the sum of EUR 20.000,00 for each day that such Party continues to be in such breach, without the need to serve notice on such Party or the need of a court order and without prejudice to any other right of the Purchaser and/or the Company, including any right to recover damages in excess of the amounts specified in this Section 11. The parties acknowledge the importance of the non-competition, confidentiality and non-solicitation obligations of this Section 11 for the Purchaser and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by the Purchaser and/or the Company if any party breaches any of its obligations under this Section 11.

11.6

Each of the restrictions in Section 11 shall be enforceable by the Purchaser independently of each of the other restrictions and its validity shall not be affected if any of the other restrictions proves to be invalid.

11.7

The Parties explicitly acknowledge and agree that the duration and scope of each of the restrictions included in this Section 11 does not go beyond that which is reasonably necessary for the protection of the goodwill, know-how and confidential information relating to the Company and the Business.

11.8

In addition, restrictions regarding confidentiality, non-competition or non- solicitation set forth in any other agreements of any nature entered into by and between the Seller and the Second Guarantor, and the Company or the Purchaser shall also apply according to the terms and conditions set forth in those agreements and in case of discrepancies or conflict between those agreements and this Section 11, the most restrictive covenant shall prevail.

11.9	The Second Guarantor is jointly and severally liable for the fulfilment of the Seller’s obligations under this Agreement.

12.	NOTICES

12.1

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail, by facsimile or by electronic means of communication addressed to the recipient as follows:

To the Purchaser:

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA.

Email:	gwoods@astronovainc.com / dsmith@astronovainc.com

Attention:	Gregory A. Woods / David S. Smith

with a copy to (which copy will not constitute notice):

Email:	joaoantunes@pintoribeiro.pt

Attention:	João André Antunes

To the Seller:

EFFORT PREMIER SOLUTIONS LDA.

Email:	[***]

Attention:	Elói Serafim Alves Ferreira

with a copy to (which copy will not constitute notice):

Email:	pferreiragomes@sapo.pt

Attention:	Pedro Ferreira Gomes

or to such other address, individual or electronic communication number as may be designated by notice given by any Party to the other Party from time to time. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by facsimile or other electronic communication, on the day of successful transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the Party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication will not be mailed but will be given by personal delivery or by electronic communication.

13.	GENERAL

13.1

On or after this Closing Date each of the Parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as another Party to this Agreement may from time to time reasonably require in order to give full effect to this Agreement.

13.2

Each of the obligations, Warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at this Closing Date) shall continue to be in full force and effect after this Closing Date and shall not be affected by the waiver of any Condition or notice given by the Purchaser in respect of any Condition.

13.3	After this Closing Date, in the event that the Seller inadvertently receives monies intended for the Company, the Seller will remit such funds to the Purchaser forthwith upon receipt thereof.

13.4

If the Seller is required by Law to make a deduction or withholding in respect of any sum payable under this Agreement, such Seller shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the Purchaser such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by the Purchaser had no such deduction or withholding been required to be made. If any sum payable by the Seller to the Purchaser under this Agreement shall be subject to Tax in the hands of the Purchaser, the Seller shall be under the same obligation to make an increased payment in relation to that Tax as if the liability were a deduction or withholding required by Law.

13.5	Any payment made by the Seller to any member of the Purchaser’s Group under this Agreement shall be deemed an adjustment of the Purchase Price for Tax purposes.

13.6

Save as otherwise provided in this Agreement, each of the Parties will pay their respective costs and expenses incurred in connection with the preparation, execution and completion of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred in connection with the transactions contemplated in this Agreement.

13.7

Except to the extent required by applicable Law or the rules of any securities exchange on which a Party’s securities (or its affiliate’s securities) are traded, no public announcement will be made or press release issued by any Party concerning the sale and purchase of the Company Shares without the prior written consent of the other Party, which consent will not be unreasonably delayed, conditioned or withheld. The Party seeking to make the public announcement or issue the press release will provide the other Party with a draft copy of such announcement or press release and a reasonable opportunity to comment thereon prior to the issuance of any such announcement or press release. This Section 13.7 shall not apply to any public announcement, communication or circular made or issued by the Purchaser after Closing informing the market in respect of the sale and purchase of the Company Shares.

13.8

Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated in this Agreement may be assigned by any Party without the prior written consent of the other Party, which consent will not be unreasonably delayed, conditioned or withheld; provided, however, that this Agreement may be assigned by the Purchaser without the consent of the Seller to a subsidiary or affiliate of Purchaser but only to the extent that such subsidiary or affiliate enters into a written agreement with the Seller to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such subsidiary or affiliate fails to do so.

13.9	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction, this shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement,

and any such illegal, invalid or unenforceable provision shall be replaced by a legal, valid and enforceable provision which, given the contents and purpose of this Agreement is, to the greatest extent possible, similar to that of the original provision.

13.10	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are, unless this Agreement provides otherwise, cumulative and not exclusive of rights and remedies provided by Law; and

(c)	may be waived only in writing and specifically.

13.11

Except as explicitly stated otherwise in this Agreement, the rights of the Purchaser under this Agreement are without prejudice to any other rights and remedies available to the Purchaser. No failure or delay by any Party in exercising any right or remedy under or in connection with this Agreement shall impair any right or remedy, or operate or be construed as a waiver of any right or remedy.

13.12	This Agreement may be executed by the Parties in separate counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	EXCLUSIONS

Except as explicitly stated otherwise in this Agreement, the Parties waive their rights to rescind, amend and/or to annul this Agreement in whole or in part after this Closing Date.

15.	ENTIRE AGREEMENT

15.1

This Agreement, together with those agreements, instruments and certificates to be entered into among the Parties pursuant hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto, including but not limited to the non-binding letter of intent between the Parties dated April 2, 2024. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

15.2

No modification or amendment of this Agreement will be valid or binding unless set forth in writing and duly executed by all of the Parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

16.	GOVERNING LAW

16.1	This Agreement and any contractual or non-contractual obligations arising out of or in connection to it, shall be governed by and shall be construed in accordance with the laws of Portugal.

17.	DISPUTE RESOLUTION

17.1

Save as otherwise set out in this Agreement, any dispute arising out of or in connection with this Agreement (including any disputes relating to any non-contractual obligations arising out of or in connection to this Agreement), including any matter regarding its existence, validity interpretation, compliance or termination, shall be definitively settled by arbitration administered by the Court of Arbitration of Oporto, in accordance with its Arbitration Rules in force at the time the request for arbitration is filed.

17.2

The Arbitral Court appointed for such purpose shall be composed of three arbitrators: one appointed by Purchaser, one appointed by Seller, and the third appointed jointly by the arbitrators appointed by the Parties. The language to be used in the arbitration will be Portuguese. The place of arbitration will be Oporto, Portugal.

17.3	The Arbitral Court shall decide the matter in law. The arbitral award will not be disclosed other than to the parties to the arbitral proceedings.

17.4	Section 17.1 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

18.	LANGUAGE

18.1

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

18.2	The parties hereby agree to produce a joint Portuguese version of this Agreement.

[The remainder of this page has intentionally been left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties (or their duly authorised representatives) have executed this Agreement as of the date first set forth above.

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA.

/s/ David Stoll Smith

David Stoll Smith

Capacity: Director

ASTRONOVA, INC

/s/ David Stoll Smith

David Stoll Smith,

Capacity: Attorney

EFFORT PREMIER SOLUTIONS LDA.

/s/ Elói Serafim Alves Ferreira

Elói Serafim Alvez Ferreira

Capacity: Director

ELÓI SERAFIM ALVES FERREIRA

/s/ Elói Serafim Alves Ferreira

SCHEDULE 6.1

Seller’s Warranties

(a)	Organization. The Company is a joint stock company (sociedade anónima) duly incorporated and validly existing under the laws of Portugal and has made all corporate filings required by applicable Laws.

(b)	Capitalization.

(i)	the Company Shares constitute the whole of the issued share capital of the Company;

(ii)	each of the Company Shares is validly issued and fully paid;

(iii)	the Company Shares were issued in compliance with all applicable Laws;

(iv)	there are no unpaid or outstanding dividends in respect of the Company Shares;

(v)	all dividends or other distributions due by the Company have been settled and paid prior to the Closing Date waiving any claims or rights against the Company in this respect.

(c)

Authority. The Seller has the requisite capacity, power, and authority to enter into this Agreement and to perform its obligations thereunder. The execution and performance of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all necessary action on the part of the Seller and by the Company’s general meeting or sole shareholder resolution, and no other approval or consent from or filing with or notice to any Governmental Authority or other Person is required on the part of the Seller and/or Company in connection with the execution, delivery and performance of this Agreement.

The Seller hereby declares and evidence that all applicable legal and statutory corporate requirements to effectively transfer the Company Shares to the Purchaser have been met, and that shall the transfer the Company Shares to the Purchaser are free and clear from any Encumbrances, with all rights and privileges attached or pertaining thereto.

The Seller is not or have not been insolvent or subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other proceedings with regard to the prevention or resolution of business difficulties nor in any situation likely to result in such proceedings.

(d)	Solvency.

(i)	Neither the Company nor any part of its assets or undertakings is involved in or subject to any Insolvency Proceedings.

(ii)	The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

(iii)	No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of the Company.

(iv)	No voluntary arrangement has been proposed or approved in respect of the Company and no steps have been taken to initiate any Insolvency Proceedings in respect of the Company.

(v)	No circumstances have arisen which require or would enable any Insolvency Proceedings to be commenced in respect of the Company or any part of its assets or undertakings of the Company.

(e)

Binding Agreement. This Agreement and all other Contracts to be executed by the Seller at or prior to the Closing Date pursuant to this Agreement have been duly and validly executed and each such Contract constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy and insolvency laws.

(f)

No Conflict. Neither the execution nor the delivery of this Agreement and any Contracts executed and delivered in connection therewith nor the completion of the transactions contemplated in this Agreement or such Contracts by the Seller will conflict with, result in the violation of, or default under (with or without notice or lapse of time or both), or give rise to an Encumbrance or right of modification, termination, cancellation or acceleration of any obligation to repay or loss of any benefit under:

(i)	the Company’s constitutional and corporate documents or bylaws or of the Seller’s constitutional and corporate documents or bylaws,

(ii)	any Contract or any of the assets, rights and properties comprising the Business,

(iii)	any judgment, order or decree to which the Seller or the Company is a party or by which the Seller or the Company is bound or by which the Company’s properties and assets are affected, or

(iv)	any applicable Law.

The Company is not required to give notice to, or obtain consent from, any Person in connection with (a) the execution and delivery of this Agreement or any Contract to be executed in connection therewith or (b) the consummation or performance of the transactions contemplated hereby and thereby.

(g)	Title.

(i)

The Seller is the direct beneficial and registered owner of the Company Shares, with good and marketable title thereto, free and clear of all Encumbrances, including any restriction on the right of the Seller to transfer the Company Shares to the Purchaser pursuant to this Agreement, and the Seller have full right, power and authority to sell and transfer the title and ownership of the Company Shares to the Purchaser pursuant to this Agreement. For the sake of clarity, the Seller represents that its ownership over the Company’s Shares, allowing the definitive and irrevocable transfer of the Company Shares to ANI PT under this Agreement, is not subject to any condition whatsoever;

(ii)	The Seller is the direct beneficial and to the extend required registered owner of the Business, with good title thereto, free and clear of any and all Encumbrances.

(iii)	No Claim has been filed with the Company by any Person claiming ownership or other interest in any of the Company Shares and/or the Business.

(iv)	Subject to applicable Laws and the Company’s articles of association, there are no restrictions of any nature or kind whatsoever on the transfer of the Company Shares and/or the Business.

(h)	No Options or Other Agreements.

(i)

There exist no (A) options, phantom shares, preferred shares, warrants, rights, calls or commitments of any nature or kind whatsoever relating to the Company or the Company Shares or (B) securities or instruments convertible into or exchangeable for shares or other securities of the Company or other right which by conversion, exchange, exercise of an option or otherwise may result in the issuance of a right either to a fraction of the Company’s equity or to vote in meetings of its shareholders, and in each case there exist no commitments to issue any such securities or instruments.

(ii)

There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Company to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of (part of) the Business other than pursuant to the provisions of this Agreement.

(i)

Books and Records. All accounts, books, ledgers and other financial records of the Company are available and (i) have been properly maintained and contain accurate records of all matters required to be entered in them by any applicable Law and (ii) give a true and fair view of the matters which ought to appear in them.

All corporate and organizational documents (which shall be written up to, but not including, this Closing Date) of the Company and the Business, as well as all financial and accounting books, labour and commercial documents of the Company and the Business, all notarial deeds, licenses and agreements entered into, granted to or related to the Company and the Business, and all tax returns and any other document related to the Company and the Business with tax effects corresponding to fiscal years open to tax audit, are available in original form at the Company’s corporate address.

(j)	Financial.

(i)	The Financial Statements:

(A)	are in accordance with the books of account and other records of the Company;

(B)	have been prepared in accordance with SNC and any applicable Law;

(C)	when audited have been audited by a certified auditor who has rendered an auditor’s certificate without reserve or qualification; and

(D)

correctly state the assets and liabilities of the Company and give a true and fair view of the financial condition of the Company on the Financial Year End Date and of the results of operations of the Company for the period ended on the Financial Year End Date or (as the case may be) in respect of the periods in respect of which they were prepared;

(E)

insofar relating to the Company’s annual accounts, have been approved by Company’s general meeting of shareholders without qualification or modifications in accordance with the laws of Portugal and the Company’s articles of association;

(F)

contain (as appropriate under SNC) specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all Tax (including deferred Tax) and other liabilities (whether quantified, contingent or otherwise) of the Company on the Financial Year End Date or (as the case may be) the respective end dates in respect of which they were prepared;

(G)	are not affected by any unusual or non-recurring items; and

(H)	have been duly filed or an exemption therefore has been duly obtained (as the case may be) in accordance with applicable Law.

(I)

the 2023 Financial Statements (as per Exhibit 6) correctly state the assets and liabilities of the Company and give a true and fair view of the financial condition of the Company on the Financial Year End Date and of the results of operations of the Company for the period ended on December 31st 2023 and will be audited by a certified auditor who will render an auditor’s certificate (Certificação Legal de Contas) without reserve (reservas) or qualification (ênfases).

(ii)	Since the Financial Year End Date, the Company has carried on the Business in the Ordinary Course.

(iii)

Since the Financial Year End Date, no Material Adverse Change has occurred nor have any events taken place that with the passage of time would likely result in the occurrence of a Material Adverse Change.

(iv)

the Company prepares and keeps books and records reflecting its assets, liabilities and financial transactions which are accurate in all material respects and maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the assets of the Company.

(k)

Non-Arm’s Length Transactions. Since the Financial Year End Date, the Company has not made or agreed to make any payments other than payments on arm’s length conditions that are in the Ordinary Course and that are consistent with past practice.

(l)

Outstanding Liabilities. Since the Financial Year End Date, the Company does not have liabilities or obligations of any nature or kind whatsoever (whether known or unknown, absolute, accrued, contingent or otherwise), except as reflected in the Financial Statements and for those incurred in the Ordinary Course.

(m)

No outstanding debt. Except for the Debt identified in Exhibit 6 and the remaining Debt identified in the Financial Statements (for which the Purchaser will be responsible), all outstanding Debt of the Company, whether interest bearing or not, have been settled and paid prior to the Closing Date.

(n)

Bank Accounts. Exhibit 7 sets forth a complete and correct list of all of the bank accounts held by the Company. The balance of the said Bank Accounts shall only be used within the Company’s Ordinary Course.

(o)	Intellectual Property.

(i)	Owned Intellectual Property.

(A)

Other than the Licensed Intellectual Property, the Company owns all right, title and interest in and to the Intellectual Property created, developed or acquired by or for the Company or that is otherwise used in connection with the Business (collectively, the “Owned Intellectual Property”).

(B)

All applications, registrations, filings, renewals and payments necessary to preserve the rights of the Company in and to the Owned Intellectual Property have been duly filed, made, maintained, are in good standing and are recorded in the name of the Company.

(C)

the Company is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances) the Owned Intellectual Property, and, save and except for any rights conferred by the Company upon its licensees pursuant to applicable Business Contracts, the Company has sole and exclusive rights (and is not contractually obligated to pay any compensation, royalty or fee to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Owned Intellectual Property is being used.

(D)

The Owned Intellectual Property has not been used or enforced, or failed to be used or enforced, in a manner that would be reasonably likely to result in its abandonment, opposition, re-examination, rejection, cancellation, termination, lapsing, limitation, expungement or unenforceability.

(E)

To the Knowledge of the Seller, there has not been any unauthorized use, disclosure, infringement or misappropriation of the Owned Intellectual Property by any Person nor has any Person breached any Business Contract relating to the Owned Intellectual Property.

(F)

The Company is not in breach of any material term of any Contract relating to the Owned Intellectual Property. Neither the execution or performance of this Agreement or any ancillary agreement contemplated in this Agreement nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Company’s right to own or use any Owned Intellectual Property.

(ii)	Licensed Intellectual Property.
(A)

The Company is using or holding the Licensed Intellectual Property with the consent of a license from the owner of, or an entity that has authority to grant licenses to use, such Licensed Intellectual Property.

(B)

The Company is not in breach of any material term of any Contract relating to the Licensed Intellectual Property. Neither the execution or performance of this Agreement or any ancillary agreement contemplated in this Agreement, nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Company’s right to use any Licensed Intellectual Property.

(C)	The Company has not been subject to, is currently not subject to, and the Seller is not aware of, any audits or other investigations in respect of the use of the Licensed Intellectual Property.

(p)

Infringement of Intellectual Property. None of the Company, the Owned Intellectual Property, or the carrying on of the Business by the Company infringes or misappropriates any Intellectual Property owned by any third party. The Company has received any notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Company of any Intellectual Property. There are no proceedings pending or, to the Knowledge of the Seller, threatened that allege a claim of infringement of any Intellectual Property by the Company or any of its products. There are no proceedings pending, or, to the Knowledge of the Seller, threatened, nor has any Claim been made against the Company that challenges the legality, validity, enforceability or ownership of any item of the Owned Intellectual Property. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement by the Owned Intellectual Property.

(q)

Know How. The Owned Intellectual Property and Know How of the Company is kept strictly confidential where such confidentiality is required to maintain its value. The Company has not disclosed any of its confidential information to any other Person (i) except where a legally binding, fully enforceable confidentiality agreement in respect of such disclosure is in place, or (ii) except for sub-contractors having received information necessary for the completion of their works. The Company has taken all appropriate measures to be able to identify the Know How and have current records of all Persons that have gained access to the Know How.

(r)

Non-Disclosure. The Company has taken all reasonable steps required to protect the confidentiality of the Know How. All Employees, prior employees of the Company, or any other Person that has gained access to the Know How of the Company, have signed a confidentiality agreement in relation to the Know How and no Employee or prior employee of the Company, or any other Person that has gained access to the Know How, has breached his or her obligations of confidentiality owed to the Company. The employment by the Company of any Employees does not violate any non-disclosure or non-competition agreement between such employee and a third party.

(s)	Contracts.

(i)

Each Business Contract is a valid, binding and enforceable Contract and will continue to be so upon the completion of the transactions contemplated in this Agreement, subject to applicable bankruptcy and insolvency laws. The Business Contracts, in each case, represent the entire agreement of the Company and the respective parties to such Business Contract in respect of the subject matters of such Business Contract.

(ii)

The Company, to the Knowledge of the Seller, or any other party to any Business Contract (including, where applicable, the related requests for proposals and proposals) is not in breach of, or in default under, nor, to the Knowledge of the Seller, has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any Business Contract.

(iii)	There are no Verbal Agreement of the Company in force and effect.

(iv)

No party to a Business Contract has provided notice to the Company that it intends to terminate any Business Contract or otherwise materially reduce its business with the Company. Neither the Seller nor the Company has been informed that any customer, supplier or distributor of the Company has decided or intend to cease, reduce or otherwise adversely modify, whether immediately of in the future, their commercial relationship with the Company for any reason. The Company is not a party to or bound by any Contract which materially limits the freedom of the Company to compete in any line of business or any geographic area, or to acquire goods or services from any supplier, or establish the prices at which it may sell any goods or services.

(v)

There are no circumstances, including as a result of the contemplated transaction set out herein, which would (i) challenge or reduce any rights of the Company under any Business Contracts or increase any of their obligations thereunder, (ii) constitute a breach or default under any such Business Contracts, (iii) result in, or authorize, the voidance, termination, suspension, acceleration of any payment, payment of late-payment interest, penalties or indemnities of any kind under any such Business Contracts, or (iv) otherwise affect the performance or renewal of any such Business Contracts.

(vi)

Notwithstanding the ownership clause set forth in the supply agreement executed between the Company and Konica Minolta USA, the latter will not terminate such agreement based on any transfer of the Company’s Shares up to this Closing Date and pursuant to this Agreement. This warranty shall cease for all purposes in case the Seller delivers to the Purchaser written authorization issued by Konica Minolta USA to the aforementioned transfer of the Company’s Shares.

(a)

Litigation and Orders. Except for list of judicial proceedings set forth in Schedule 2.5, there are no outstanding labour inspections, actions, suits, claims or proceedings pending or, to the Knowledge of the Seller, threatened against or adversely affecting, or which could adversely affect, the Company or its assets, whether or not insured. To the Knowledge of the Seller, there are no existing grounds on which any such action, suit, claim or proceeding might be commenced with any reasonable likelihood of success. the Company is not subject to any order, judgement, award, writ, injunction or decree of a Governmental Authority or an arbitrator. There are no actions, suits, claims or proceedings pending or, to the Knowledge of the Seller, threatened against or adversely affecting, or which could adversely affect the Seller or its assets, whether or not insured, that challenge the validity of the transactions contemplated in this Agreement. The Seller is not subject to any order, judgment, award, writ, injunction or decree of a Governmental Authority or an arbitrator that challenges the validity of the transactions contemplated in this Agreement.

(t)	No Encumbrances. Except for Permitted Encumbrances listed in Exhibit 8, all assets of the Company are owned exclusively by the Company, free and clear of all Encumbrances.

(u)

Accounts Receivable; Accounts Payable. All of the accounts receivable of the Company on this Closing Date, including details as to the customer, the amount and the age of the receivable, are set forth in Exhibit 10 (collectively, the “Accounts Receivable”). The Seller has no reason to believe that any Accounts Receivable (except to the extent that any provisions for bad and doubtful debt have been included in the Financial Statements) will not in the ordinary course of collection realise their nominal amounts plus any costs of collection and any accrued interest. The Company has no accounts payable, debts, accrued liabilities or contingent liabilities, except as are set forth in the Financial Statements or incurred in the Ordinary Course (collectively, the “Accounts Payable”).

All accounts receivable owed to the Company under partnership agreements, or a related party of any partner, have been settled and paid prior to the Closing Date.

(v)	Equipment. Each item of equipment owned or used by the Company:

(i)	has not in the 12 months prior to the date of this Agreement suffered any defect resulting in a loss of production;

(ii)	performs and, so far as the Seller is aware, will continue to perform the tasks for which it is designed;

(iii)	has been properly serviced and maintained;

(iv)	is in satisfactory working order; and

(v)	complies with all applicable Laws regarding health and safety protection.

(w)

Inventory. The inventory of the Company is in good and merchantable condition free from defects or is upgradeable within six months of the Closing Date in order for such inventory to be considered in good and merchantable condition free from defects and is capable of being processed and sold in the Ordinary Course at normal profit margins. The inventory is in the physical possession of the Company. The inventory levels of the Company have been maintained at levels sufficient for the continuation of the Business in the Ordinary Course. All inventories of the Company have been determined and valued in accordance with IFRS.

(x)	Assets.

(i)

On the Closing Date, the assets of the Company are sufficient for the Company to continue to fulfill its obligations under the Business Contracts and otherwise carry on its affairs in the Ordinary Course.

(ii)

There is no Contract binding upon or which at any time in the future may become binding upon the Company to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of its assets.

(iii)	Except for Permitted Encumbrances listed in Exhibit 8 all other encumbrances on Company’s assets are terminated.

(y)	Leases.

(i)

Except for the Leases listed in Exhibit 10, of which complete and correct copies have been provided to the Purchaser, the Company is not a party to, or bound by, any real property lease. There are no arrears in rent payment, service charges, insurance premiums or other moneys due under the Leases, except those that are due and payable in the Ordinary Course. The Company has not received notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse Claims affecting the Leased Premises.

(ii)	The Company does not occupy or otherwise uses any real estate property or equipment without proper legal title for that purpose or use.

(iii)

To the Knowledge of the Seller, there are no Hazardous Substances located on, at or under any of the Leased Premises by the Company and there are no Claims pending or likely to be asserted against the Company with regard to Hazardous Substances or compliance with any applicable environmental Laws.

(iv)

In what refers to the Lease Agreement of the Pavilion 15, the Seller represents that (i) the respective lease agreement will be renewed after its next term, and (ii) the rent will not be subject to any increase above 7% of the current rent amount; in case the rent of such increases above said percentage, the Seller shall pay the Purchaser or the Company the exceeding amount.

(z)	Employees and terms and conditions of employment.

(i)	The Company has the employees listed in Exhibit 12.

(ii)

No Employee has informed the Seller or the Company of his/her intention to resign. Except for Sandra Maria do Nascimento Vila Pouca Costa, there is no pending dismissal procedure or intention to terminate any Employee’s employment by common agreement.

(iii)

The Company has no outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee and no such sums have been paid (whether pursuant to a legal obligation or ex gratia) since the Financial Year End Date.

(iv)

The terms and conditions of the employment contracts between the Company and its Employees, whether written or unwritten, comply with applicable Laws and any applicable collective bargaining or collective labour agreement. The Company is and has been in material compliance with local social security rules and applicable obligations vis-à-vis the local social security administration.

(v)

In relation to the above, the Company is up-to-date on all payments with respect to its labour obligations and Social Security set forth in the applicable law and the relevant collective bargaining; and has complied at all time with its labour obligations, such as salaries, time hours, overtime, recruitment, quotation, tax, work risks prevention, security and hygiene, effective equality between men and women, integration of disabled persons, data protection and any other set forth in the labour or Social Security laws.

(vi)

There is no term of employment for any employee of the Company which provides that a change of control of the Company entitles the employee to treat the change of control as amounting to a breach of the relevant contract or entitling him to any payment, additional period of notice or other benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(vii)	The Company has not made or proposed any loan or advance, or provided any financial assistance to any employee or past or prospective employee of the Company, which is outstanding.

(viii)	The Company has in all material respects complied with its obligations to applicants for employment, its employees and former employees.

(ix)

Except for the provided in the R&D Agreement included in Exhibit 13, the Company has not entered into or made or proposed any oral or written agreement, arrangement or commitment to change any terms of employment or to increase or adjust any remuneration or to make any bonus or incentive payments or any benefits in kind.

(x)	There is no individual rendering services to the Company whose relationship can be reclassified as labor relation or which may entail any liability for the Company.

(aa)	Employment Disputes.

(i)

No Claim in relation to any of the Company’s employees or former employees or in relation to applicants for employment has been made, announced or threatened against any the Company or against any person whom the Company is liable to compensate or indemnify.

(ii)

There is not, and during the four years preceding the date of this Agreement there has not been, any collective labour dispute, industrial action or formal enquiry or investigation affecting the Company.

(iii)

The Company has been inspected by labour authorities during the past five years and is not being inspected currently. No opening of any labor and/or Social Security inspection has been notified to the Company and so far as the Seller is aware there are no imminent labor and/or Social Security inspections.

(bb)	Compliance with Laws; Licenses, permits and consents.

(i)

the Company is currently conducting and has at all times conducted the Business in compliance with all applicable Laws of all jurisdictions in which it conducts the Business, and is not and has not been in breach of any such Laws.

(ii)

All (administrative) licenses, permits, consents, permit or other authorisations required or necessary for the operation of the Business have been obtained by the Company and are in full force and effect.

(iii)

all appropriate governmental or administrative approvals or consents as are required to permit the change of ownership of the Company contemplated by this Agreement and to permit the Business to be carried on by the Purchaser.

(iv)

The Company has not received written or verbal notice of any violation or suspected violation of applicable Laws or failure to obtain or comply with the terms of such licenses, permits, consents or other authorisations and there are no circumstances indicating that any such licenses, permits, consents or other authorisations are likely to be suspended, revoked, limited or not renewed and neither the execution of any of the transactions contemplated by this Agreement shall have any such result. The Company is in compliance with the terms of all such licenses, permits, consents and other authorisations and there are no limitations with respect to any of such licenses, permits, consents or authorisations.

(cc)	Data protection.

(i)

the Company has at all times conducted the Business in accordance with all applicable data protection and privacy Laws and has not processed, used or disclosed any personal data for any purpose other than for which the personal data was intended. The Company has performed all appropriate notifications to the applicable Governmental Authorities, including the Portuguese Data Protection Authority.

(ii)

No data breaches or other security breaches have occurred, and the software and systems of the Company is sufficiently protected against any such breaches. The Company has not received any formal notice or other announcement from any data protection or other authority, indicating a breach or potential breach of applicable data protection or privacy Laws. No complaints or claims have been made and no investigations have been announced or instituted, nor are any complaints, claims or investigations expected, in respect of potential data protection or privacy Laws breaches.

(iii)	The Company has adequate notification and documentation procedures in place in the event of a data and/or security breach in accordance with the applicable data protection and privacy Laws.

(iv)

The computer systems, including software, used by the Company (the “Business Systems”) are fully functional and sufficient for the needs of t the Company’s operations. The Company maintains a commercially reasonable data recovery, security, disaster recovery, encryption and other security protocol technology and business continuity plans, procedures and facilities. Those security measures have been tested on a periodic basis and they have proven effective upon such testing. In the last twelve (12) months there has been neither any material failure nor unauthorized use, access, interruption, modification or corruption of any Business System (or any personal data, business data, information or transactions stored or contained therein or transmitted thereby) that has not been remedied or replaced in all material respects.

(dd)	Tax.

(i)

All notices, filings computations, registrations, returns, documents, applications for non-liability to Tax and information which ought to have been given or made, have been properly and duly submitted by the Company to the relevant Tax Authority and all notices, filings, computations, registrations, returns and information submitted to such authority are true, accurate, complete and not misleading and are not the subject of any material dispute, audit or review nor are likely to become the subject of any material dispute, audit or review with such authorities.

(ii)

All records, invoices and other documents which the Company is required to keep for Tax purposes, or which would be needed to substantiate any claim made or position taken in relation to Tax by the Company, have been duly kept and are available at the premises of the Company.

(iii)

The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file tax returns that the Company is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(iv)

The Company has paid in due time or has made provisions for the payment of, or the Seller will cause to pay, all taxes of any nature or kind whatsoever that are or have been due and payable or that will be due and payable prior to the Closing Date.

(v)

The Company has any liability, obligation or commitment for the payment of any taxes or duties of any nature or kind whatsoever, or interest or penalties with respect thereto, except such as are disclosed in the Financial Statements or such taxes or duties not yet due as they have arisen since the Financial Year End Date in the Ordinary Course and for which adequate provision in the accounts of the Company has been made and are reflected in the Financial Statements, and the Company is not in arrears with respect to any required withholdings or instalment payments of any tax or duty of any nature and kind whatsoever and has not waived any statute of limitations in respect of Tax for any legislation imposing Tax on the Company.

(vi)	All payments made by the Company to any parties subject to withholding Taxes have been correctly made and paid in due time and form in accordance with the applicable Tax law.

(vii)

Except for the Litigation Proceedings listed in Schedule 2.5(a), the Company is not pending any proceeding which may result in liability as consequence of business succession or Tax debts of third parties.

(viii)

All the transactions performed by the Company with other related parties have been entered into with arm’s length conditions and duly complying with applicable tax regulations, and as such is documented and evidenced through the relevant transfer pricing files, which fulfill all the requirements established by the applicable tax laws.

(ix)

Except for the Litigation Proceedings listed in Schedule 2.5(a), the Company is not involved in any current dispute with any Tax Authority. The Company has not been subject to or is currently subject to any investigation, audit or visit by any Tax Authority, and neither the Seller nor the Company is aware of any such investigation, audit or visit planned. To the Knowledge of the Seller, there are no pending reassessments of the Company’s taxes that have been previously conducted or been issued and are outstanding and there are no outstanding issues in respect of taxes which have been raised and communicated to the Company or to the Seller by any Governmental Authority for any taxation year in respect of which a tax return of the Company has been audited. The Company will not be required to recognize after this Closing Date any taxable income with respect to the period prior to this Closing Date in respect of any accounting method adjustments required to be made under any legislation imposing Tax on the Company.

(x)

Any accrual for taxes reflected in the Financial Statements will be adequate to pay all tax liabilities of the Company and the Company is entitled to the entire amount of and has made proper claim for any refund of taxes included in the Financial Statements, whether as a receivable, a prepaid expense or as a reduction of a liability.

(xi)	The administration of the Company has been properly maintained and contains accurate records of all matters required to be entered in them in order to provide for a reliable audit trail.

(xii)	The Company has not benefited from any incentive or tax regime whereby was obliged to comply with any requirements or undertakings whatsoever, except for the ones listed in Exhibit 11.

(xiii)

All incentives and benefits (incentivos, subsídios estaduais ou outros apoios públicos de natureza similar) obtained by the Company were prepared, submitted and are being duly executed in compliance with the applicable legal provisions. No notification of non-compliance has been received by the Company to this date.

(xiv)	The Company is, and always has been, resident only in its jurisdiction of incorporation for Tax purposes and for the purposes of any double taxation agreement.

(ee)

Insurance. Neither the Company nor the Seller have received notice of cancellation with respect to any current insurance policy applicable to the Company or the Business, and, to the Knowledge of the Seller, there is no basis for the insurer thereunder to terminate any such current insurance policy. There are no Claims relating to the Company or the Business that are pending under any of the insurance policies applicable to the Company or the Business, and, to the Knowledge of the Seller, no events or incidences have occurred prior to the date of this Agreement that would be reasonably likely to give rise to any such Claim in the future.

(ff)

Transactions with Related Parties. There are no Contracts, obligations or other arrangements of any nature or kind whatsoever between or among the Company, on the one hand, and any current or former seller, director or officer of the Company or a related party of the Company, on the other. The Company is not a guarantor or otherwise liable for any liability of any nature or kind whatsoever of any related party of the Company.

(gg) Anti-corruption Compliance.

(i)

The operations of the Company are, and have at all times been, conducted in compliance with all anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to Money Laundering Laws is pending and, so far as the Seller is aware, no such actions, suits or proceedings are threatened or contemplated.

(hh)	Disclosure.

(i)

The Seller has provided all information to the Purchaser relating to the Company and its respective business, assets and liabilities which is important for a prospective purchaser of the Company in order to obtain a fair view of the business, assets and liabilities of the Company as of the date of this Agreement and all such information taken as a whole, provides a fair view of the business, assets and liabilities of the Company.

(ii)	To the Knowledge of the Seller, there is no fact which has not been disclosed in the Disclosed Information, and which would have a Material Adverse Effect.

(iii)

All information supplied by the Seller (including its Key Employees) and its agents and advisers to the Purchaser or its agents and advisers is true, accurate and not misleading and the Seller has not omitted to disclose any information which could make the content of the information disclosed in the Disclosed Information untrue, inaccurate or misleading.

(ii)	Additional elements.

(i)

None of the Company, any director, officer, or employee of the Company, or any consultant, agent or other person acting for or on behalf of the Company is, or is owned or controlled by a person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority, including, but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine). The Company (i) has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any person or entity, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions and (ii) has been in compliance with and has not been given notice of any violation of, and, to the Seller’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions or export controls.

(ii)

The Company is not registered, or required to be registered, with the U.S. Department of State’s Directorate of Defense Trade Controls. The Company does not manufacture or export “defense articles” or provide “defense services,” as those terms are defined under sections 120.6 and 120.9, respectively, of the International Traffic In Arms Regulations (22 C.F.R. parts 120-130). None of the Company’s products, technology or related services requires an export license from the U.S. Department of Commerce’s Bureau of Industry and Security, or any other export controls authority in Portugal, the European Union, or elsewhere. The Company (i) has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any person or entity, or in any country or territory, that, at the time of the dealing or transaction, is or was included on the U.S. Department of Commerce’s Entity List or Denied Persons List, and (ii) has been in compliance with and has not been given notice of any violation of, and, to the Seller’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable export control U.S. laws.

(iii)	the Seller certifies that no event which constitutes a Material Adverse Change has occurred prior to the Closing Date.

SCHEDULE 6.10

Purchaser’s Warranties

(a)	The Purchaser is a private company with limited liability duly incorporated and validly existing under the laws of Portugal.

(b)

The Purchaser has the requisite power and authority to enter into this Agreement and to perform its obligations under it. The execution and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchaser.

(c)

This Agreement and all other Contracts to be executed by the Purchaser at or prior to this Closing Date pursuant to this Agreement have been duly and validly executed and each such Contract constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy and insolvency laws.

(d)	The Company will comply with all social security payments pending due within a 10 Business Days period after the Closing Date.

(e)	The First Guarantor is jointly and severally liable for the fulfilment of the Purchaser’s obligations under this Agreement.

SCHEDULE 10.1

Tax

1.	INTERPRETATION

In this schedule, unless such words or expressions are defined in this schedule or the contrary intention otherwise appears, words and expressions defined elsewhere in this Agreement have the same meaning and:

Accounts Relief means any Relief which (a) is taken into account in computing any provision for deferred tax which appears in the Closing Date Balance Sheet or in eliminating such a provision that would otherwise have appeared; or (b) is taken into account in the Closing Date Balance Sheet as an asset;

Actual Tax Liability means a payment of Taxation for which the Company is liable;

Deemed Tax Liability means (a) the use or set off of any Accounts Relief, or a Relief arising after Closing, where, but for such use or set off, the Company would have a claim against the Seller; or (b) any Accounts Relief not being available or being lost, reduced or cancelled;

Relevant Periods means any period ended on or prior to Closing, or ending after Closing to the extent that the period covers the period up to and including Closing, in respect of which the Company is required to make a Tax Return or a payment to a Tax Authority;

Relief means loss, allowance, credit, deduction, exemption or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Tax or any right to a repayment of or saving of Tax (including any repayment supplement, saving or interest in respect of Tax);

Tax Claim means any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority from which it appears that the Company may suffer a Tax Liability;

Tax Return means any correspondence, notice, claim, return, declaration, report and computation relating to Tax;

Tax Liability means a liability under paragraph 2.1(a)-(d) of this Schedule;

Tax Warranties means the representations and warranties on the part of the Seller listed in Schedule 2, paragraph (ff), and Tax Warranty means any one of them; and

Transaction means any transaction, event, act or omission (or any transaction, event, act or omission deemed to occur for Tax purposes).

2.	INDEMNITY

2.1

The Seller covenants with the Purchaser that they shall pay to Purchaser, and shall indemnify and hold harmless the Purchaser and/or the Company from, subject to the following provisions of this Schedule 10.1, to the extent possible by way of repayment of the Purchase Price (but not so as to limit the amount payable where not wholly possible), an amount equal to:

(a)

any Actual Tax Liability related to the Relevant Periods and which arises (i) in respect of or by reference to any income, profits or gains earned, accrued or received, or deemed earned, accrued or received during such period, or (ii) in connection with or as a consequence of an event that occurred, was substantiated or was entered into during such period;

(b)	any Deemed Tax Liability;

(c)	any payment of Tax for which the Company is liable on the basis of any (previous) fiscal unities the Company has been part of before the Closing Date;

(d)

any payment of Tax for which the Company is liable that would not have arisen but for the relationship, on or at any time before Closing, of the Company with any person other than a member of the Purchaser’s Group; and

(e)

any costs or expenses incurred by the Purchaser or the Company in connection with a Tax Liability or in connection with any action taken in avoiding, resisting or settling any such Tax Liability or taking any action under this Schedule.

2.2

The Purchaser does not assume and will not be liable for any Tax of any nature or kind whatsoever which may be or become payable by the Seller, including any and all built-in gain Tax (which is the sole and exclusive obligation of the Seller) and any Tax resulting from or arising as a consequence of the sale by the Seller to the Purchaser of the Company Shares herein contemplated.

3.	PAYMENT

A payment to be made by the Seller under paragraph 2 shall be made (i) within ten (10) Business Days from the date on which notice setting out the amount due is received by the Seller from the Purchaser or the Company in accordance with paragraph 5.1 or (ii) if later:

(a)

in the case of an Actual Tax Liability falling within paragraph 2.1(a), on the date which is five (5) Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties;

(b)

in the case of a Deemed Tax Liability falling within paragraph 2.1(b), on the date which is the earliest possible date on which the Tax saved as a result of the use of the Relief would otherwise have been required to be paid in order to avoid incurring a liability to interest or penalties.

4.	CONDUCT OF TAX AFFAIRS

4.1	The Purchaser and the Seller has agreed that, subject to the following provisions of this paragraph, the Purchaser shall have the conduct of the Tax affairs of the Company for the Relevant Periods.

4.2	The Purchaser shall procure that in relation to the Tax affairs of the Company for the Relevant Periods:

(i)

there are submitted to the Seller copies of all correspondence and other documents to be submitted to the relevant Tax Authority in relation to Tax Returns for the Relevant Periods (together with all such other information as may be necessary to enable the Seller to consider the correspondence and other documents in light of all material facts) in five (5) Business Days before submission to the relevant Tax Authority to enable the Seller to comment on such correspondence or documents;

(ii)	all reasonable comments of the Seller or its advisers received by the Purchaser or its advisers are incorporated in the documents to be submitted to the relevant Tax Authority;

(iii)

the Seller is kept informed about the status of any negotiations relating to the Tax affairs of the Company for the Relevant Periods, including by way of meeting and telephone call notes where appropriate, and is consulted on any relevant matters relating to the Tax affairs of the Company for the Relevant Periods which the Seller may specify in writing to the Purchaser; and

4.3

Unless required by Law, the Purchaser will not amend any Tax Returns of the Company for any Relevant Period prior to the Closing Date without the prior written consent of the Seller, which permission shall not be unreasonably withheld, conditioned or delayed.

5.	CONDUCT OF TAX CLAIM

5.1	If the Purchaser or the Company receives any Tax Claim, the Purchaser shall give or procure that notice in writing is given to the Seller as soon as is reasonably practicable.

5.2

Subject to paragraphs 5.2 until 5.5, on the giving of that notice by the Purchaser, the Seller shall be entitled at its own expense to resist the Tax Claim in the name of the Company and to have the conduct of any appeal, dispute, compromise or defence of the Tax Claim and of any incidental negotiations and the Purchaser will give, and procure the Company to give, the Seller all reasonable co-operation, access and assistance for the purposes of considering and resisting the Tax Claim.

5.3

Paragraph 5.2 shall not apply unless the Seller acknowledge their liability under paragraph 2.1 and have put in place arrangements with which the Purchaser, acting reasonably, is satisfied to ensure that the Seller pays all sums that may become due under this Schedule 4 in respect of the Tax Claim.

5.4

The Seller shall give the Purchaser drafts of all communications it intends to make in relation to the Tax Claim at least 10 Business Days before the communication is made, shall make such amendments as the Purchaser shall reasonably request before it makes such communication and shall produce and promptly provide the Purchaser with copies of all communications, including notes of telephone attendances and meetings, relating to the Tax Claim.

5.5	The Seller shall not settle any Tax Claim unless the Purchaser shall have consented in writing to the Seller to the terms of the settlement, such consent not to be unreasonably withheld.

6.	MISCELLANEOUS

6.1	This Schedule 10.1 governs the procedure for all Tax Claims and, in case of a conflict between this Schedule and the remainder of the Agreement, this Schedule will take precedence.

6.2	The Purchaser is under no obligation and free to decide, at its sole discretion, to make a claim under this Schedule or under Tax Warranties.

SCHEDULE 1.2

Interpretation

In this Agreement:

“Accounts Receivable” has the meaning set out in paragraph (w) of Schedule 2;

“Accounts Payable” has the meaning set out in paragraph (w) of Schedule 2;

“Affiliate” means in relation to any person or entity, any direct or indirect subsidiary or direct or indirect holding company of that person or entity and any other direct or indirect subsidiary of such holding company;

“Agreement” means this agreement and all schedules hereto and all amendments made hereto and thereto, to the extent such amendments are made in compliance with the terms hereof;

“Annual Product Revenue” means the revenue resulting from the sale of products by the Company to its customers. For the avoidance of doubt, this concept will not integrate any earnings resulting from other sources such as public incentives, tax credits, indemnifications or other non operating income;

“Breach” means any circumstance whether known or unknown and whether attributable to the Seller or not, which causes any of the Warranties to be untrue, inaccurate or misleading on the date of this Agreement or on the date of Closing or any other breach of the Seller’ indemnities, obligations or undertakings pursuant to or in connection with this Agreement or any related documents;

“Business” means the business carried on by or on behalf of the Company on the Closing Date, including all business being planned and all inactive lines of business previously carried on by the Company prior to the Closing Date that the Company have rights to as of the Closing Date;

“Business Contract” means any Contract (i) entered into in connection with or in respect of the Business; (ii) that is necessary for the operation of the Business by the Company, or (iii) by which the Company is otherwise bound;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Portugal;

“Business Systems” has the meaning set out in paragraph (dd)(iv) of Schedule 6.1;

“Claimed Set-off” has the meaning set out in Section 2.6;

“Claims” means the Purchaser claiming action and/or payment from Seller pursuant to and in accordance with this Agreement;

“Closing” means completion of the sale and purchase of the Company Shares in accordance with this Agreement;

“Closing Date” means the date on which Closing takes place;

“Closing Date Balance Sheet” means the balance sheet of the Company as of the Closing Date;

“Closing Payment” has the meaning set out in Section 2.3(a);

“Collected Accounts Receivable” means the accounts receivable of the Company on the Closing Date, which are collected by the Company after the Closing Date but prior to the Holdback Release Dates;

“Company” has the meaning set out in recital (A) of this Agreement;

“Company Shares” has the meaning set out in recital (B) of this Agreement;

“Competitive Products or Services” means any products or services which are competitive with the products or services of the Business;

“Contract” means any agreement, indenture, contract, note, lease, sublease, deed of trust, guarantee, license, sale order, option or other arrangement, understanding, instrument or commitment, of any nature or kind whatsoever, whether written or oral;

“Costs of Goods Sold” means the Group’s sum of the following amounts: all associated software license fees or royalties paid to third parties, third party commissions or referral fees, other costs of goods sold (such as hosting costs) and costs of hardware sold to customers;

“Damages” means, collectively, any direct and/or indirect damages, economic losses, costs, charges, fines, penalties, expenses and other liabilities of any nature or kind whatsoever, including consequential damages, loss of profit and all reasonable judicial and extrajudicial fees of lawyers, attorneys at court (procuradores), accountants and other appointed experts, any other reasonable defence cost, reasonable cost of investigation or other response actions related thereto.

“Debt” means any amounts referring to or resulting from any Company’s obligations for borrowed money, including but not limited to loan agreements or similar instruments and amounts owed to governmental/public entities or private entities;

“Disclosed Information” means the information provided by the Seller to ANI PT pursuant to the Due Diligence Review;

“Due Diligence Review” has the meaning set out in Section 5.1(a);

“Employees” means, collectively, the employees of the Company as listed in Exhibit 14;

“Encumbrance” means any encumbrance, security right or other limited right, attachment, charge, qualitative obligation, retention of title, right of retention, personal right of enjoyment or use, licence, royalty obligations, beneficial ownership rights, option, right of first option, right of first refusal or any other restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether following from public or private law, or any other third party right or interest or arrangement or obligation to create any of the foregoing;

“Fairly Disclosed” means that any matter appearing in this Agreement or in the Disclosed Information shall be fully, clearly, accurately and fairly disclosed in a manner reasonable sufficient to allow the Purchaser to appreciate the actual or potential consequences of the matter in question and its applicability to any specific provision under this Agreement from the face of the relevant document;

“Financial Statements” means, collectively:

(a)

the audited financial statements of the Company for the fiscal years ended 2021 and 2022, and the audited financial statements for the fiscal year ended on 2023, as disclosed by the Seller to ANI PT; and

(a)	the interim unaudited financial statements of the Company for the 4 month period ended on April 2024, inclusive.

“Financial Year End Date” means 31 December 2023;

“Governmental Authority” means any (i) domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances, including, but not limited to, any subdivision, agent, commission, board, authority or official of any of the foregoing and (ii) any governmental, quasi-governmental or private body exercising any regulatory, legislative, expropriation or taxing authority under, or for the account of, any of the foregoing, including a recognized stock exchange;

“Company Shares” has the meaning set out in recital (A) of this Agreement;

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to applicable Laws;

“Holdback Amount” has the meaning set out in Section 2.5 (a);

“Holdback Release Dates” has the meaning set out in Section 2.5 (b);

“Insolvency Proceedings” means any form of bankruptcy, liquidation, suspension of payments, concurso, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court;

“Intellectual Property” means:

(a)	all copyrights and database rights, including copyrights relating to software, and any registrations of such rights;

(b)

all trade-marks, trade-names, service marks, brand names, logos, domain names, business name registrations or design-rights or rights in designs or the like and all applications, registrations, renewals, modifications and extensions of such trade-marks and domain names (including account IDs and passwords as necessary to administer the domain names);

(c)	all patents, patent applications and other patent rights; and

(d)

all technology created, developed or acquired, whether or not patented or patentable and whether or not fixed in any medium whatsoever, including without limitation, all inventions, Know How, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, industrial designs, sketches, patterns, databases, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services, anywhere worldwide, whether registered or unregistered.

“Key Employees” means, collectively, Mr. Jorge Costa and Mr. Filipe Vieira;

“Know How” means confidential and proprietary trade secrets and industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including (without limiting the foregoing) drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures and advertising copy, processes and other business information that is confidential, has commercial value and is not generally known or readily accessible to any Persons;

“Knowledge of the Seller” has the meaning set out in Section 1.3;

“Laws” means, collectively, all:

(b)	domestic or foreign laws, including statutes, subordinate legislation or treaties; and

(c)	guidelines, directives, rules, standards, circulars, requirements, policies, orders, judgments, injunctions, awards or decrees of a Governmental Authority whether or not having the force of law;

“Leases” lease agreements executed by the Company and listed in Exhibit 10;

“Licensed Intellectual Property” has the meaning set out in paragraph (o)(ii)(A) of Schedule 6.1;

“Material Adverse Change” and “Material Adverse Effect” means a change, effect, condition or circumstance that, individually or in the aggregate with all other changes, effects, conditions and circumstances, is or could reasonably be expected to (a) be material and adverse to the Business, assets, liabilities, rights, obligations (whether absolute, accrued, conditional or otherwise), affairs, prospects, results of operation or condition (financial or otherwise) of the Company, (b) have a material and adverse effect on the Purchaser’s ability to operate the Business immediately after the Closing in a manner similar to that in the Company and the Seller operated the Business prior to the Closing or (c) otherwise materially adversely affects the ability of the Company or the Seller to consummate the transactions contemplated in this Agreement, except for any such changes, effects, conditions or circumstances resulting or arising, directly or indirectly, from or in connection with (i) the performance of the transactions contemplated in this Agreement (including the impact thereof on the Company’s relationships with customers, suppliers, partners and employees), (ii) changes in IFRS or any applicable Law (or in the interpretation thereof), (iii) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions and (iv) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company participates, any other economy where the Company is engaged in the Business or the capital markets in general, except in the case of (ii), (iii), and (iv) to the extent any such change, effect, condition or circumstance primarily relates to (or has the effect of primarily relating to) the Company, or has had a materially disproportionate effect on the Company or the Seller, as compared to other Persons in the industry in which the Company participates;

“Money Laundering Laws” has the meaning set out in paragraph (ii)(i) of Schedule 6.1;

“Ordinary Course” means, in respect of the Company and/or the Business, an action that is taken by the Company or the Seller within their corporate purpose that is consistent with the past practices of the Company and the Business (in nature, frequency, magnitude, amount and consequences) and that is taken in the ordinary course of the normal day-to-day operations of the Company or the Business, and does not require to be authorized by the board of directors of the Company or the Seller (or by any Person or group of Persons exercising similar authority);

“Owned Intellectual Property” has the meaning set out in paragraph (o)(i)(A) of Schedule 6.1;

“Parties” means, collectively, the Purchaser and the Seller and, where applicable, the Guarantor;

“Permitted Encumbrances” Encumbrances on the Company’s movable assets and listed in Exhibit 8.

“Person” means an individual, partnership, limited partnership, association, co-operative, joint venture, trustee, trust, company, unlimited liability company, unincorporated organization or other entity, including any Governmental Authority or public owned organization;

“Purchase Price” has the meaning set out in Section 2.2;

“Purchaser” has the meaning set out on the first page of this Agreement;

“Purchaser’s Group” means the Purchaser and any and all of its Affiliates at any time, but excluding the Company;

“Set-off Dispute Notice” has the meaning set out in Section 2.6;

“Set-off Notice” has the meaning set out in Section 2.6;

“Seller” has the meaning set out on the first page of this Agreement;

“Tax” means all forms of direct or indirect tax, duties, imposts and levies, of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), social charges, corporation tax, advance corporation tax, corporate income tax, capital gains tax, capital tax, dividend (withholding) tax, environmental tax, inheritance tax, value added tax, real estate transfer tax, real estate tax, business activity tax, capital duty tax, stamp duty tax, any liability for repayment of unlawful state aid in relation to Tax, customs and other import or export duties, excise duties, stamp duty, reserve tax, bank levy, wage tax, social security or other similar contributions, and any interest, penalty, surcharge or fine relating thereto;

“Tax Authority” means any taxing or other authority of any country or jurisdiction competent to impose, administer or collect any Tax;

“Third Party Claim” has the meaning set out in Section 7.4;

“Verbal Agreements” mean the commercial agreements entered into by the Company with its clients and or suppliers, on a verbal basis instead of on the basis of written agreements;

“Warranty” means the representations and warranties on the part of the Seller listed in Schedule 6.1; and

“Warranty Claim” means a claim by the Purchaser for any breach or alleged breach of any of the Warranties.

EXHIBIT 1

Transitional Management Agreement

TRANSITIONAL MANAGEMENT AGREEMENT

Between:

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA., a private limited company, incorporated under the laws of Portugal with its corporate seat in Avenida Miguel Bombarda, nº 4, 1º, 1000 – 208 Lisbon, registered with the Commercial Registry Office under the sole registration and tax payer number 518 151 719 and with the share capital of EUR 1.000,00, hereby represented by Mr. David S. Smith, in his capacity of Director, hereinafter referred to as “ANI PT”;

EFFORT PREMIER SOLUTIONS LDA., a private limited company, incorporated under the laws of Portugal with its corporate seat in Avenida Júlio Graça, 633, 1st floor, 4480-672 672 Vila do Conde, registered with the Commercial Registry Office under the sole registration and tax payer number 503 910 996 and with the share capital of EUR 20.000,00, hereby represented by Mr. Elói Serafim Alves Ferreira, in his capacity of Director, hereinafter referred to as “Effort”;

ELÓI SERAFIM ALVES FERREIRA, married, resident at [***], holder of the citizen card number [***], issued by the Portuguese Authorities, and taxpayer number [***], hereinafter referred to as “Elói Ferreira”;

and

MTEX NEW SOLUTION, S.A., a joint stock company with limited liability, incorporated under the laws of Portugal with its corporate seat in Rua dos 3 Caminhos, 161/175, Meães, 4760—482 Esmeriz, Portugal, registered with the Commercial Registry Office under the sole registration and taxpayer number 510 151 957 and with the share capital of EUR 736.850,00, hereby represented by Mr. David S. Smith and Mr. Elói Serafim Alves Ferreira, in their capacity of Directors, hereinafter referred to as “Company”;

Hereinafter referred to as “Parties” and individually as the “Party”

WHEREAS:

A.

ANI PT is a Portuguese fully owned subsidiary of ASTRONOVA, INC., a public listed company, incorporated under the laws of the State of Rhode Island, United States of America, with registered office in 600 East Greenwich Avenue, West Warwick RI 02893, USA, and with Portuguese national identification number 980 825 415 (hereinafter “ANI”);

B.

On this date was entered into between ANI PT and Effort (the “Seller”), a sale and purchase agreement (“SPA”) for the acquisition of 100% of the share capital of the Company. For the sake of clarity, the definitions of the SPA shall apply to this Agreement;

C.	The Company is a Portuguese leading manufacturer of industrial digital print solutions.

D.

According to Exhibit 1 of the SPA, the Parties have undertaken to execute a Transition Management Agreement (TMA) to define the basic terms and conditions for the on-going services of Effort and Elói Ferreira in the Company for a minimum period of 3 years after Closing Date (“Transitional Period”) and to ensure information and assistance undertakings by the Seller and Elói Ferreira during such period;

E.

For the purposes set forth above, ANI PT has agreed to, in its capacity of sole shareholder of the Company, to appoint Effort as a Director of the Company, which will, in turn, appoint Elói Ferreira to carry out such office;

F.

Effort has accepted the appointment referred to in the previous paragraph and, in accordance with article 390, no. 4, of the Portuguese Companies Code, has appointed Elói Ferreira as the person that will hold such office in representation of the latter;

G.	The Parties now intend to establish the terms and conditions for the Company’s Transitional Period;

Therefore, the Parties have agreed as follows:

1.	MANAGEMENT AGREEMENT

1.1.

Pursuant to Exhibit 1 of the SPA, this Agreement regulates the terms and conditions applicable to Effort as a result of its appointment as a director of the Company, for a period of 3 (three) years after the Closing Date, clarifying the corresponding remuneration conditions, obligations of non-competition and confidentiality, among others.

1.2.	Pursuant to article 390., no. 4, of the Portuguese Companies Code, Effort has appointed Elói Ferreira as a Director of the Company for an additional period of 3 (three) years after the Closing Date.

1.3.	Effort is responsible for paying any remuneration due to the appointed natural person, as well as the applicable social security contributions and taxes, if any.

1.4.

Effort undertakes that it will not replace the Elói Ferreira as its appointed director for the terms set forth above, and that the management duties, and respective fiduciary duties, will be carried out in compliance with the Company’s articles of association, the resolutions of its General Meeting, in accordance with the criteria set out in article 64 of the Companies Code and with Astronova Inc Code of Conduct, herewith attached as Schedule A, as well as with any other legally applicable terms. For the avoidance of doubt, Elói Ferreira shall be considered “as covered person” for purposes of Astronova Inc Code of Conduct.

1.5.

Elói Ferreira hereby accepts and agrees with the appointment set forth in the precedent paragraphs and that he will be executing his role as director and CEO in the Company’s premises and out of the premises, as it may be required, including traveling inside Portugal or abroad.

1.6.

During the term of this Agreement, Effort declares and guarantees that Elói Ferreira undertakes to remain actively and effectively at the service of the Company, on an exclusive basis. For the avoidance of doubt, this agreement is executed in an intuitu personae basis, reason which the permanence of Elói Ferreira as appointed Director and CEO or the Company has been an essential condition for ANI PT to execute this agreement.

1.7.

In his capacity as a Company director and CEO, Elói Ferreira undertakes to execute his CEO management duties for the Company in a manner consistent with the Ordinary Course (as defined in the SPA) and with the guidelines and instructions approved in the Company’s Board of Directors; in particular, Elói Ferreira shall orient his management or commercial practices not only to increase revenues but also to maintain gross margins consistent with historical results, except if otherwise is subject to and approved by a Board of Directors resolution.

2.	REMUNERATION AND EXPENSE COVERAGE

2.1.	The Parties agree that the Company shall pay Effort the following compensation package:

a)	Monthly compensation of €[***];

b)

Grant of 20,000 Restricted Stock Units granted effective date of transaction, vesting in equal amounts over 3 years, and subject to terms and conditions of attached AstroNova, Inc. 2018 Equity Incentive Plan Restricted Stock Unit Award Agreement, herewith attached as Schedule A;

c)

Full use, professional and personal, of the currently attributed vehicles, vehicles expenses (maintenance, insurance and fuel) and purchase options for the residual amounts of such vehicles at the end of the Transitional Period;

d)

Commencing in Fiscal Year 2026 (start date of February 1, 2025): Participation in AstroNova, Inc. Short Term Incentive Plan (STIP) at target rate of [***]% of base salary, with a maximum potential payout of [***]% of base salary. From the date of execution of the SPA through Jan 31st, 2025, the STIP bonus will be paid by ANI by applying the actual FY’25 bonus achievement by ANI Inc. on a pro-rated basis.

e)

In the event that the Company terminates the transition management agreement terminates within a STIP period, the bonus of [***]% of base salary between Feb 1st of each year and the termination date would need to be paid on a pro-rated basis.

f)

Commencing in Fiscal Year 2026 (start date of February 1, 2025): Participation in AstroNova executive Long Term Incentive Plan (LTIP) the same as the plan as approved by the AstroNova, Inc. Board of Directors for all AstroNova executives.

g)

Assuming Effort has earned the right to a full or partial bonus payment as described in c), d), e) and f), the bonus payment will take place consistent with ANI’s internal payment policy in this regard.

2.2.	For the avoidance of doubt, all payments referred to above shall be borne and carried out by the Company and shall accrue VAT at the legal rate, if applicable.

2.3.

The Company undertakes to provide Elói Ferreira with a credit card and debit card for expenses incurred on the performance of his duties as a Director of the Company. The terms for incurred expenses shall be subject to the guidelines and orientations from the Board of Directors, as per ANI’s group policies.

3.	DURATION

3.1.	This Agreement is valid and binding for a period of three years (initial period).

3.2.

The provisions of the previous paragraph are without prejudice to the maintenance of the duties of confidentiality and non-competition, which shall continue even after the termination of the Agreement.

3.3.

In case the mandate period of the company corporate bodies is not aligned with the duration of this agreement, the Parties undertake to adopt all corporate actions in order to have the necessary mandate period in place by approving the necessary General Meeting resolution.

4.	NON-COMPETITION

4.1.	During a period of 5 years from the termination of this Agreement, Effort and Elói Ferreira undertake before the Company and ANI PT not to, directly or indirectly:

a) Create, own, manage, operate, control or work for any company or business whose activities: (i) compete with those of the Company and (ii) are situated in, or materially concern, any jurisdictions worldwide;

b) Persuade, cause or attempt to persuade any employee of the Company, distributor, partner or sales representative of the Company to terminate his, her or its relationship with the Company or take any action which may result in an impairment of such a relationship;

c) Persuade, cause or attempt to persuade any customer, supplier of or person otherwise doing business with the Company to terminate his, her or its relationship with the Company or take any action which may result in impairment of such a relationship or assist, cause or attempt to assist any competitor of the Company in carrying out or developing any business competing with the Company’s activities in any jurisdictions;

4.2.	Without prejudice to the foregoing, Effort and Elói Ferreira shall refrain from taking any action or omission which could reasonably harm or adversely affect the business of the Company.

4.3.

The Parties agree and clarify that the undertakings assumed by Effort and Elói Ferreira in this Clause have been negotiated in arm-length terms, are justified by the sensitive and confidential nature of the Company’s business and the full and extensive knowledge that Effort and Elói Ferreira has in this regard and that Effort and Elói Ferreira’s remuneration provided in 1. Above already duly and fully compensates these undertakings.

5.	SURVIVAL OF RIGHTS ON TERMINATION OR EXPIRY

5.1.

Termination or expiry of this Agreement shall not affect any rights or obligations which may have accrued prior to termination or expiry, namely, the obligation of payment of the compensation package set forth in clause 1. above.

5.2.

The obligations of each Party set out in any clause and the non-competition obligation established in the previous clause intended to survive such termination or expiry, including clause 2. Above, shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

6.	INFORMATION/ASSISTANCE

6.1.	During the Transitional Period, Effort and Elói Ferreira warrants that:

a)

Shall use their reasonable endeavours to provide ANI PT or its designated representatives with any information, access, records, materials or explanations required in relation to the Company’s business;

b)	shall be open, transparent and co-operative with ANI PT or its appointed directors;

c)	shall attend any meetings requested by ANI PT and provide all necessary assistance during the Transitional Period, in order to assure a smooth transition of the Company’s management to ANI.

7.	CONFIDENTIALITY

7.1.	The Parties shall hold confidential the existence and contents of this Agreement. Therefore, the Parties undertake not to disclose it, except:

a)	as otherwise agreed in writing by the Parties;

b)	to the extent required by applicable Law or stock exchange rules or by any Authority but, in that case, only after consultation with the other Party as to the timing and content of the disclosure;

c)	to their professional advisers or counsel bound by a duty of confidentiality, and only to the extent necessary for any lawful purpose;

d)	to the extent such information has been known to such Party prior to disclosure;

e)

to the extent such information is public knowledge, provided, if relevant, that the disclosing Party did not know, or could not reasonably have known, at the time of disclosure that such public knowledge resulted from unlawful disclosure;

f)	to the extent that such disclosure is necessary in judicial proceedings for a Party to exercise its rights under this Agreement or to defend claims of the other Parties under this Agreement.

8.	ENTIRE AGREEMENT

8.1.

This Agreement contains the entire agreement between the Parties relating to the matters covered herein and supersedes all prior agreements and understandings between them, whether oral or in writing, regarding the subject matter hereof.

9.	NOTICES

9.1.	Any notices or other communications made under or in connection with this Agreement must be in writing and shall be validly notified to a Party if:

a)	delivered by hand (with written acknowledgement of receipt) to the persons indicated below;

b)	sent by registered mail or express delivery (courier) to the addresses set out below;

c)	sent by e-mail (with read receipt);

d)

or to any other such addressee or address as the notified Party may have notified to the other Party from time to time in accordance with this Section as its contact details for the purposes of this Section.

A copy of each notice or communication shall be sent (in addition to and not in lieu of) by e-mail to the e-mail addresses set out below.

9.2.	For the purposes of this clause, the addresses of the Parties are as follows:

(i)	ASTRONOVA PORTUGAL, UNIPESSOAL, LDA.:

Address Avenida Miguel Bombarda, n.º 4, 1.º, 1000-208 Lisboa

Att:    Gregory Woods / Chief Executive Officer

E-mail  gwoods@astronovainc.com

(ii)	EFFORT PREMIER SOLUTIONS LDA.:

Address  Avenida Júlio Graça, 633, 1.º piso, 4480-672 672 Vila do Conde

Att:    Elói Ferreira

E-mail  [***]

(iii)	ELÓI SERAFIM ALVES FERREIRA:

Address  [***]

E-mail  [***]

(IV)	MTEX NEW SOLUTION, S.A.:

Address  Rua dos 3 Caminhos, 161/175, Meães, 4760—482 Esmeriz, Vila Nova de Famalicão

Att:    Gregory Woods / David Stoll Smith

E-mail  gwoods@astronovainc.com / dsmith@astronovainc.com

9.3.	All notices shall be effective upon receipt and shall be deemed received:

a)	upon delivery, if delivered by hand or by express courier;

b)	on the third Business Day following the mailing date, if sent by registered mail.

If a Notice is sent to the addresses indicated above and is not actually delivered the Notice will always be considered effectively delivered and received within 3 (three) Business Days from the date of the tentative delivery.

10.	GOVERNING LAW AND DISPUTES

10.1.	This Agreement shall be governed by and construed in accordance with the laws of Portugal.

10.2.

Any dispute arising out of or in relation to this Agreement shall be amicably resolved between the Parties within 30 (thirty) days from the date of written notice by either Party of the existence of such dispute.

10.3.

Failing amicable settlement in the terms foreseen above any dispute shall be finally settled by arbitration according to the Rules of Arbitration of the Commercial Arbitration Center of the Portuguese Chamber of Commerce and Industry (Commercial Arbitration Center), by three arbitrators appointed in accordance with the Rules.

10.4.	The arbitration shall take place in Oporto and shall be conducted in Portuguese.

10.5.

The arbitrator’s decision shall be final and binding between the Parties (i.e., not subject to appeal) and shall include the determination of the costs of the proceedings and its allocation between the Parties.

Executed in Oporto, on May 4th 2024, in four original copies, each Party acknowledging receipt of one.

ASTRONOVA PORTUGAL, UNIPESSOAL, LDA

Name: David Stoll Smith
Position: Director

EFFORT PREMIER SOLUTIONS LDA.

Name: Elói Ferreira
Position: Director

ELÓI SERAFIM ALVES FERREIRA

MTEX NEW SOLUTION, S.A.

Name: Elói Ferreira	Name: David Stoll Smith
Position: Director	Position: Director